FIRST AMENDMENT TO CUSTODIAN AGREEMENT

         This First Amendment to the Custodian Agreement (the "Amendment") is made as of December 1, 2000, by and between American Express Trust Company (the "Customer") and The Bank of New York (the "Custodian").

                                   RECITALS

FIRST: Customer and Custodian have previously entered into a certain Custodian Agreement dated as of May 13, 1999 (the "Custodian Agreement"), and Customer and Custodian now wish to amend certain provisions of the Custodian Agreement, including certain Schedules thereto.

NOW,  THEREFORE,   for  good  and  valuable  consideration,   the  receipt  and
sufficiency of which is hereby acknowledged, Customer and Custodian agree as follows:

1. The reference to "Service Agreement" in the last sentence of Section I of the Custodian Agreement is hereby replaced with the words "Service Level Outline".

2. The references to "Appendix I" in the last sentence of Section I is each hereby replaced with the words "Appendix A".

3.   Section 14 of the Custodian Agreement is hereby revised to read as follows:

          This Agreement together with Appendix A and Appendix I attached hereto and any Schedules attached hereto constitutes the entire agreement between the Customer and the Custodian relating to the custody of the Accounts' assets.

4. Schedules I and 11 of the Custodian Agreement is hereby amended as attached hereto.

5.   Schedule IV of the Custodian Agreement is amended as attached hereto.

6. The amendments set forth in paragraphs 1, 2 and 3 above, shall be effective as of May 13. 1999. The amendments set forth in paragraph 3 above, shall be effective as of May 23, 2001.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed on its behalf by its duly authorized officers. All other terms of the Custodian Agreement remain in place.

AMERICAN EXPRESS TRUST COMPANY

BY: /s/ Chan Patel
    ----------------
NAME:   Chan Patel
TITLE:  Vice President

THE BANK OF NEW YORK

BY: /s/ Edward G. McGann
    ---------------------
NAME:   Edward G. McGann
TITLE:  Vice President


                                      -2-